EXHIBIT 10.2

EXECUTION COPY

TERM LOAN CREDIT AGREEMENT

Dated as of January 25, 2007

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO

as the Lenders,

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

METAL SERVICES MERGER SUB CORP.,

METAL SERVICES HOLDCO LLC,

and

The subsidiaries of Tube City IMS Corporation from time to time party hereto

CREDIT SUISSE SECURITIES (USA) LLC,

and

UBS SECURITIES LLC,

as Joint Bookrunners and Joint Lead Arrangers,

UBS SECURITIES LLC,

as Syndication Agent

and

The CIT Group/Business Credit Inc.

as Documentation Agent

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SCHEDULES:

Schedule 1.01(a)	–	Existing Letters of Credit
Schedule 1.01(b)	–	Existing Investments
Schedule 1.01(c)	–	Existing Liens
Schedule 1.01(d)	–	Mortgaged Properties
Schedule 3.06	–	Disclosed Matters
Schedule 3.14	–	Insurance
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 4.0l(b)	–	Local Counsel
Schedule 6.01	–	Existing Indebtedness
Schedule 6.13	–	Restrictive Agreements
Schedule 9.01	–	Borrower’s Website for Electronic Delivery
Commitment Schedule

EXHIBITS:

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Assumption
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Joinder Agreement
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Promissory Note
Exhibit G	–	Form of Letter of Credit Request

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TERM LOAN CREDIT AGREEMENT dated as of January 25, 2007 (this “Agreement”), among METAL SERVICES MERGER SUB CORP., a Delaware corporation (the “Borrower”). METAL SERVICES HOLDCO LLC, a Delaware limited liability company (“Holdings”), each subsidiary of the Borrower from time to time party hereto, the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the “Administrative Agent”).

Pursuant to or in connection with the Stock Purchase Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), (a) Holdings shall, directly or indirectly, acquire (the “Acquisition”) all of the issued and outstanding capital stock of Tube City IMS Corporation (the “Acquired Business”), a Delaware corporation and cancel options to purchase shares of common stock of the Acquired Business for aggregate consideration of approximately $620,000,000 in cash (the “Acquisition Consideration”), (b) the Borrower will obtain the Senior Secured Asset-Based Revolving Credit Facility in an initial aggregate principal amount of $165,000,000, (c) the Borrower will issue, in a public offering or in a Rule 144A or other private placement, $225,000,000 aggregate principal amount of its Senior Subordinated Notes, (f) the Equity Contribution will be made, (g) the Existing Debt Refinancing will be effected and (h) the Transaction Costs will be paid. Promptly following the consummation of the Acquisition, the Borrower will merge with and into the Acquired Business, with the Acquired Business being the surviving person in such merger (the “Merger”). From and after the effective time of the Merger, all references in this Agreement and in any other Loan Document to the term “Borrower” shall be deemed to be references to the Acquired Business.

In connection with the foregoing, the Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $165,000,000 and in the form of a synthetic letter of credit facility in an aggregate principal amount not to exceed $20,000,000. The proceeds of the Term Loans are to be used solely to finance, in part, the Acquisition Consideration, the Existing Debt Refinancing and the Transaction Costs and the synthetic letter of credit facility is to be used to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

The Lenders are willing to extend such credit to the Borrower and its Subsidiaries on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements and documents pursuant to which any Liens are granted by any Loan Party to secure any Indebtedness or other obligations in respect of the Senior Secured Asset-Based Revolving Credit Facility.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” has the meaning assigned to such term in the introductory statement to this Agreement.

“Acquisition Consideration” has the meaning assigned to such term in the introductory statement to this Agreement.

“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Adjusted LIBO Rate” means, for any Interest Period, the rate obtained by dividing (a) the LIBO Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Equity Interests having the ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.05.

“Agents” means the Administrative Agent and the Collateral Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitment) of such Lender and the denominator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitments) of all Lenders.

“Applicable Rate” means, for any day, means, for any day, with respect to any ABR Loan or LIBO Rate Loan, the applicable rate per annum set forth below under the caption “LIBO Rate Spread” or “ABR Spread”, as the case may be, based upon the Consolidated Leverage Ratio as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring at least six full months after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Consolidated Leverage Ratio	LIBO Rate Spread	ABR Spread
Category 1 Greater than 4.00 to 1.00	2.25%	1.25%
Category 2 Less than or equal to 4.00 to 1.00	2.00%	1.00%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Consolidated Leverage Ratio in accordance with the table above; provided, however, that if an Event of Default shall have occurred and be continuing at any time a reduction of the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Credit Suisse Securities (USA) LLC and UBS Securities LLC.

“Asset Sale” means (a) the sale, conveyance, transfer or other disposition (including by way of merger, casualty, condemnation or otherwise), whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings, the Borrower or any Subsidiary (each referred to in this definition as a “disposition”), and (b) the issuance or sale of Equity Interests of any Subsidiary (other than Equity Interests issued in compliance with Section 6.01), whether in a single transaction or a series of related transactions, in each case, other than:

(i) a disposition of cash, Cash Equivalents or Investment Grade Securities or used, surplus, obsolete or worn out assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 6.03 (including for the avoidance of doubt, the Transactions) or any disposition that constitutes a Change in Control;

(iii) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by Section 6.04;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Subsidiary, in each case that do not or would not upon issuance constitute Term Loan First Lien Collateral, in any transaction or series of related transactions with an aggregate fair market value (as determined in good faith by the Borrower) of less than $5,000,000;

(v) any disposition of Term Loan First Lien Collateral in any transaction or series of transactions with an applicable fair market value (as determined in good faith by the Borrower) of less than $2,000,000;

(vi) any disposition of property or assets or issuance of securities by a Subsidiary to the Borrower or by the Borrower or a Subsidiary to a Subsidiary Guarantor or by a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor;

(vii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(viii) the license, lease, assignment or sub-lease of any real or personal property in the ordinary course of business, or any termination or expiration of any lease of real or personal property in accordance with its terms;

(ix) the granting of Liens (and foreclosures thereon) not prohibited by Section 6.02;

(xi) the unwinding of any Hedging Obligations;

(xii) any surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(xiii) grants of credits and allowances in the ordinary course of business; and

(xiv) licenses and sublicenses of intellectual property in the ordinary course of business;

(xv) sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof; and

(xvi) the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole.

Notwithstanding anything to the contrary contained herein, any event described in clause (i)(a) or (i)(b) of the definition of Net Insurance/Condemnation Proceeds shall not constitute an Asset Sale and shall instead constitute an event the Net Insurance/Condemnation Proceeds of which are to be applied in accordance with Section 2.09(b)(ii).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Borrower, a duly adopted resolution of the Board of Directors of the Borrower or any committee thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement; provided that when used in the context of determining the fair market value of an asset or liability under this Agreement, “Borrower” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Borrower when the fair market value of such asset or liability is equal to or in excess of $30,000,000.

“Borrowing” means any Loans of the same Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are, or are required to be, set forth as such in a consolidated statement of cash flows of the Borrower and the Subsidiaries on a consolidated basis in conformity with GAAP for such period and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period valued at the capitalized amount thereof determined in accordance with GAAP; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance or warranty proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not required to be applied to prepay Term Loans pursuant to Section 2.09,

(iv) expenditures that constitute Consolidated Lease Expense,

(v) expenditures that are accounted for as capital expenditures by the Borrower or any Subsidiary and that actually are paid for by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(vi) the book value of any asset owned by the Borrower or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder, or

(viii) expenditures made with the proceeds of substantially contemporaneous sales or issuances of Equity Interests of Holdings to any of the Permitted Holders, or contributions of cash to Holdings, in each case to the extent the net cash proceeds thereof, or such cash, is contributed to the Borrower and used by Borrower to finance such expenditures.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP.

“Cash Equivalents” means:

(a) Dollars;

(b) Canadian dollars, Japanese yen, pounds sterling, euro or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits, bankers acceptances and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having, at the time of acquisition thereof, capital and surplus in excess of $250,000,000;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution, at the time of acquisition thereof, meeting the qualifications specified in clause (d) above;

(f) commercial paper rated, at the time of acquisition thereof, at least “P-2” by Moody’s or at least “A-2” by S&P and in each case maturing within 12 months after the date of issuance thereof;

(g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(h) Indebtedness or Preferred Stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above; and

(j) in the case of any Foreign Subsidiary, investments made locally of a type and quality comparable to those described in clauses (a) through (i) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that, except with respect to local currency held by a Foreign Subsidiary, such amounts are converted into one or more of the currencies set forth in clauses (a) and (b) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

A “Change in Control” shall be deemed to have occurred after the Closing Date if (a) prior to a Qualified Public Offering, the Permitted Holders (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) shall fail to own, directly or indirectly, beneficially and of record, shares of Holdings in an amount equal to more than fifty percent (50%) of the aggregate amount of shares owned, directly or indirectly, by the Permitted Holders, beneficially and of record, as of the Closing Date and such ownership by the Permitted Holders shall not represent the largest single block of voting securities of Holdings held, directly or indirectly, by any Person or related group for purposes of Section 13(d) of the Exchange Act, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of

Holdings and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owed by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of Holdings (or the Borrower after a Qualified Public Offering of the Borrower) shall be occupied by persons who were (x) members of the Board of Directors of Holdings on the Closing Date or nominated by the Board of Directors of Holdings (or of the Borrower after a Qualified Public Offering of the Borrower) or by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings or the Borrower shall occur under and as defined in the Senior Secured Asset-Based Revolving Credit Agreement or the Senior Subordinated Notes or (d) at any time prior to a Qualified Public Offering of the Borrower, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” when used in reference to any Lender, refers to whether such Lender is a Pre-Funded L/C Lender or a Term Lender and when used in reference to any Loan or Commitment, refers to whether such Loan or Commitments are Term Loans, Pre-Funded L/C Loans or Commitments to make Term Loans or Credit-Linked Deposits.

“Closing Date” means January 25, 2007, which is the date on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 9.02).

“CNI” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, one-time compensation charges and the Transactions) shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that CNI of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period,

(f) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Closing Date or that was consummated during 2004, net of taxes, shall be excluded; provided, that the aggregate amount of any such exclusion relating to a transaction that occurred prior to the Closing Date shall not exceed $2,500,000 for each complete fiscal quarter within such period,

(h) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

(j) any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.04 only (other than clause (a)(iii)(D) thereof), there shall be excluded from CNI any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Subsidiaries, any dividends or distributions from Restricted Investments, any repurchases and redemptions of Restricted Investments from the Borrower and the Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by the Borrower or any Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Investments permitted under Section 6.04(a)(iii)(D).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien in favor of the Collateral Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means (a) with respect to each Lender, the commitment of such Lender to make Loans or Credit-Linked Deposits as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender or in an Incremental Assumption Agreement and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans (including Incremental Term Loans, if any) and Credit-Linked Deposits, which aggregate commitment shall be $185,000,000 on the Closing Date.

“Commitment Schedule” means Schedule 2.01 attached hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capital Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) Additional Interest, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (C) any expensing of bridge, commitment and other financing fees), plus (b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, less (c) interest income for such period. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” means for any period, all rental expenses of the Borrower and its Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease Back Transactions permitted hereunder).

“Consolidated Leverage Ratio”, with respect to any Person as of any date of determination, means the ratio of (a) Consolidated Total Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of EBITDA of such Person for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Borrower and the Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit) and (b) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock of the Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the current portion of interest and (iii) the current portion of current and deferred income taxes.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit-Linked Deposit” shall mean, in respect of each Pre-Funded L/C Lender, the cash deposit made by such Lender pursuant to Section 2.01(b), as such amount may be (a) reduced from time to time pursuant to Section 2.08, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of each Pre-Funded L/C Lender’s Credit-Linked Deposit shall be equal to the amount of its Pre-Funded L/C Commitment on the Closing Date as set forth on the Commitment Schedule.

“Credit-Linked Deposit Account” shall mean the operating and/or investment account of, and established by, the Administrative Agent under its exclusive dominion and control that shall be used for the purposes set forth in Section 2.19.

“Declined Proceeds” has the meaning assigned to such term in Section 2.09(d).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or Holdings (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Borrower or Holdings, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.04(a)(iii).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than (a) a Foreign Subsidiary or (b) any Domestic Subsidiary of a Foreign Subsidiary, but in each case, including any Subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Borrower.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense (including minority interest expense) for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, (v) non-recurring or unusual charges for such period (including any start-up losses or one-time costs incurred in connection with the acquisition, initiation or opening of new facilities, sites or contracts and any restructuring charges or reserves deducted in such period in computing Net Income) in an amount not to exceed $8.0 million in any fiscal year, (vi) any other noncash charges for such period (but excluding any noncash charge in respect of an item that was included in Net Income in a prior period and any noncash charge that relates to the write-down or write-off of inventory), (vii) any charges or expenses related to the Transactions, (viii) payments made pursuant to Section 6.05(b)(iii), and (ix) expenses incurred in connection with the prepayment, amendment, or refinancing of Indebtedness during such period, (x) any non-capitalized transaction costs incurred during such period in connection with an actual or proposed incurrence of Indebtedness, including a refinancing thereof, issuance of Equity Interests, investment, acquisition, disposition, divestiture or recapitalization, (xi) any net loss resulting in such period from Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133, (xii) any net loss resulting in such period from currency translation losses related to currency remeasurements of Indebtedness and (xiii) costs and expenses incurred in connection with the establishment and initial implementation of policies and procedures for complying with the Sarbanes Oxley Act of 2002; provided, that the aggregate amount of such costs and expenses shall not exceed $2.0 million for all periods, minus (b) without duplication and to the extent included in Net Income for such period, (i) any cash payments made during such period in respect of noncash charges described in clauses (a)(iv), (a)(v) or (a)(vi) taken in a prior period, (ii) any extraordinary, non-recurring or unusual gains and any noncash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, (iii) any net gain resulting in such period from Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133 and (iv) any net gain resulting in such period from currency translation gains related to currency remeasurements of Indebtedness; provided, that EBITDA shall be $20,288,578, $24,142,610, 23,375,189 and $24,195,824 for the fiscal quarters of the Borrower ended March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, respectively.

“Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company, or company engaged in the business of making commercial loans or a commercial finance company, (iii) any Affiliate of a Lender under common control with such Lender or (iv) an Approved Fund of a Lender, provided that in any event, “Eligible Assignee” shall not include (w) any natural person, (x) Holdings or the Borrower or any Affiliate thereof, or (y) the Sponsor or any of their respective Affiliates.

“EMU” means the economic and monetary union contemplated by the Treaty of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution by the Sponsor and the Management Stockholders in an aggregate amount of not less than 25% of the total consolidated capitalization of Holdings on the Closing Date, after giving pro forma effect to the consummation of the Transactions, in cash to Holdings as common equity, and the cash contribution by Holdings of the amount so received to the Borrower in respect of Holdings’ common equity in the Borrower or in exchange for the issuance to Holdings of common equity of the Borrower.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, in reorganization or in endangered or critical status, within the meaning of Section 305 or Title IV of ERISA.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) CNI for such period,

(ii) an amount equal to the amount of all noncash charges to the extent deducted in arriving at such CNI,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and its Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net noncash loss on the sale, lease, transfer or other disposition of assets by the Borrower and its Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such CNI; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all noncash credits included in arriving at such CNI and cash charges included in clauses (a) through (i) of the definition of CNI,

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or its Subsidiaries, other than Indebtedness incurred under the Senior Secured Asset-Based Revolving Credit Agreement,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Subsidiaries (including the principal component of payments in respect of Capital Lease Obligations, but excluding all prepayments of the Loans and all prepayments of loans under the Senior Secured Asset-Based Revolving Credit Agreement to the extent the amount of such prepayment reduces the amount of any mandatory prepayment of the Loans that would otherwise be required under Section 2.09(a) in accordance with the terms of such Section) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Subsidiaries,

(iv) an amount equal to the aggregate net noncash gain on the sale, lease, transfer or other disposition of assets by the Borrower and its Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such CNI,

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions of a Person or business unit by the Borrower and its Subsidiaries during such period),

(vi) cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Investments and acquisitions made during such period to the extent permitted under Section 6.04, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Subsidiaries,

(viii) the aggregate amount of expenditures actually made by the Borrower and the Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xi) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining CNI for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower or Holdings (but only to the extent actually contributed to the Borrower) from (a) contributions to its common equity capital, and (b) the sale (other than to a subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower or Holdings, which in each case are designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 6.04(a)(iii).

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in which such Lender is otherwise subject to tax without regard to the transactions contemplated by this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 25, 2005, among Tube City IMS Corporation, International Mill Service, Inc. and Tube City, LLC, the several lenders from time to time party thereto, Comerica Bank, Sovereign Bank and La Salle Bank National Association, as co-documentation agents, UBS Securities LLC, as syndication agent and Bear Stearns Corporate Lending Inc., as administrative agent, first lien collateral agent and second lien collateral agent.

“Existing Debt Refinancing” means the payment in full of all amounts, if any, due or owing under the Existing Credit Agreement, the termination of all commitments thereunder and the release and discharge of all guarantees thereof (if any) and all security therefor (if any).

“Existing Letter of Credit” means any letter of credit previously issued for the account of the Borrower or any other Loan Party that is listed on Schedule 1.01(a).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of November 7, 2006, by and among the Sponsor, the Administrative Agent and the Arrangers.

“Financial Officer” of any Person means the chief financial officer, treasurer, vice president of finance or controller of such Person.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. For purposes of calculating the Fixed Charge Coverage Ratio with respect to measurement periods that include periods prior to the Closing Date, for those components of such ratio set forth below, the amounts thereof for the fiscal quarters set forth below shall be deemed to be the amounts thereof set forth below:

Fiscal Quarter Ending	Consolidated Interest Expense
Mar 31, 2006	$9,926,197
Jun 30, 2006	$10,252,247
Sep 30, 2006	$10,400,319
Dec 31, 2006	$10,401,577

In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in

EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that any such pro forma adjustments shall be limited to those permitted or required by Article 11 of Regulation S-X under the Securities Act or as otherwise reasonably acceptable to the Administrative Agent. If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period. Notwithstanding anything to the contrary in the foregoing, EBITDA shall be calculated (a) without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Acquisition or any other acquisition of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such a Person or not less than 100% (or such lesser percentage, when combined with the percentage of Equity Interest owned by the Borrower or a Subsidiary prior to such acquisition, would equal 100%) of the Equity Interests (other than directors’ qualifying shares) of a Person and (b) with respect to any period during which such an acquisition occurs, on a pro forma basis after giving effect to such acquisition (but only to the extent that an adjustment resulting from such acquisition would be a permitted or required adjustment to pro forma financial statements in compliance with Article 11 of Regulation S-X promulgated under the Securities Act or to the extent such adjustment is reasonably satisfactory to the Administrative Agent).

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period, and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person made during such period.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia.

“Funded Debt” means all Indebtedness of the Borrower and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Borrower or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility Maturity Date” means, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.20 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans

“incur” has the meaning set forth in Section 6.01.

“incurrence” has the meaning set forth in Section 6.01.

“Indebtedness” means, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except any such balance that constitutes a trade payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; (c) to the extent not otherwise included, any obligation of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and (d) Attributable Debt in respect of Sale and Lease-Back Transactions; provided, however. that notwithstanding the foregoing, Indebtedness will be deemed not to include Contingent Obligations incurred in the ordinary course of business. In no event shall non-contractual obligations or liabilities, in either case, in respect of any Equity Interests constitute Indebtedness under this definition.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning set forth in Section 3.11 (a).

“Information Memorandum” means the Confidential Information Memorandum dated January 2007, relating to the Borrower and the Transactions.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated the date hereof, among Holdings, the Borrower, the subsidiaries of the Borrower party from time to time thereto, the Collateral Agent and the Revolving Facility Agent (as defined therein).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations and Synthetic Lease Obligations and the interest portion of any deferred payment obligation, but excluding amortization of deferred financing costs and amortization of original issue discount on any Indebtedness) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP; provided that there shall be excluded therefrom any Interest Expense of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Interest Payment Date” means (a) with respect to any ABR Loan or Credit-Linked Deposit, the last Business Day of each March, June, September and December and the Maturity Date (or the Incremental Term Facility Maturity Date in the case of Incremental Term Loans, if any) and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means (a) with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to each Lender, nine or twelve months) thereafter, as the Borrower may elect and (b) with respect to the Credit-Linked Deposits and the Pre-Funded L/C Loans, the period commencing on the Closing Date or on the last day of the preceding Interest Period and ending on the last Business Day of each March, June, September and December thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries, (c) investments in any fund that invests principally in investments of the type described in clauses (a) and (b), which fund may also hold cash or Cash Equivalents pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit and advances to customers, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issuing Bank” means Credit Suisse, LaSalle Bank National Association and any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld), agrees to become an Issuing Bank and, solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11(a).

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.

“Lenders” means the Term Lenders and the Pre-Funded L/C Lenders.

“Letter of Credit” means any standby or commercial letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to Section 2.19.

“LIBO Rate” means, with respect to any Interest Period, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time on the day that is two (2) Business Days prior to the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period and (b) if such rate is not available at such time for any reason, an interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement (or any lease in the nature thereof) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Collateral Documents and the Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, the Borrower, each Domestic Subsidiary of the Borrower, and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means the Term Loans, the Pre-Funded L/C Loans and the Incremental Term Loans, if any.

“Management Services Agreement” means the agreement among Holdings, the Borrower and the Sponsor dated as of the date hereof, pursuant to which the Sponsor agrees to provide certain services to Holdings and the Borrower in exchange for certain fees.

“Management Stockholders” means the directors, management, officers or employees of the Borrower or its Subsidiaries who are equity (including preferred equity) investors in Holdings or the immediate parent of Holdings; provided, that for purposes of the definition of Permitted Holders as it is used in the definition of Change in Control, Management Stockholders shall be limited to such persons that are investors in Holdings or the immediate parent of Holdings on the Closing Date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agents or the Lenders under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of Holdings, the Borrower or any Subsidiary that, in either case, is in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means January 25, 2014.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(d), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage required to be granted pursuant to Section 5.11.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, on owned real property of a Loan Party.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Holdings or any of its Subsidiaries or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of Holdings or such Subsidiary in respect thereof, (b) payment of the outstanding principal amount of, premium or penally, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking or sale, (c) amounts required to be prepaid pursuant to the mandatory prepayment provisions under the Senior Secured Asset-Based Revolving Credit Agreement in connection therewith, (d) in the case of a taking, the reasonable costs of putting any affected property in a safe and secure position and (e) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith; provided, however, that, if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries (or to acquire all of the Equity Interests of a Person substantially all of whose assets are used or useful in the business of the Borrower and its Subsidiaries) within 365 days of receipt of such proceeds, such proceeds shall not constitute Net Insurance/Condemnation Proceeds except to the extent not so used at the end of such 365 day period, at which time such proceeds shall be deemed to be Net Insurance/Condemnation Proceeds.

“Net Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling costs and expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (iv) cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Asset Sale and (v) amounts required to be prepaid pursuant to the mandatory prepayment provisions of the Senior Secured Asset-Based Revolving Credit Agreement resulting from such Asset Sale; provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries (or to acquire all of the Equity Interests of a Person substantially all of whose assets are used or useful in the business of the Borrower and its Subsidiaries) within 365 days of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Proceeds except to the extent not so used at the end of such 365 day period, at which time such proceeds shall be deemed to be Net Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs, underwriting discounts and other expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agents or any indemnified party arising under the Loan Documents.

“OFAC” has the meaning assigned to such term in Section 3.21.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by its principal executive officer, principal financial officer, treasurer or principal accounting officer.

“Other Information” has the meaning assigned to such term in Section 3.1l(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Other Term Loans” has the meaning assigned to such term in Section 2.20.

“Participant” has the meaning assigned to such term in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Perfection Certificate” means a certificate in the form of Exhibit D to the Security Agreement or any other form approved by the Agents.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Subsidiaries and another Person that is not the Borrower or any of its Subsidiaries; provided that any cash or Cash Equivalents received by the Borrower or any of its Subsidiaries must be applied in accordance with Section 2.09.

“Permitted Debt” has the meaning assigned to such term in Section 6.01.

“Permitted Holders” means the Sponsor and the Management Stockholders.

“Permitted Investments” means:

(a) any Investment in the Borrower or any Subsidiary Guarantor;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by the Borrower or any Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (A) such Person becomes a Subsidiary Guarantor or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary Guarantor, and (ii) any Investment held by such Person;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.06 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Closing Date or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.01(b):

(f) any Investment acquired by the Borrower or any Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (ii) as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(x);

(h) loans and advances to officers, directors and employees of Holdings, the Borrower or any Subsidiary (i) in an aggregate amount not to exceed $1,500,000 at any time outstanding, for reasonable and customary business related travel, entertainment, relocation and analogous ordinary business purposes or (ii) in connection with such Persons’ purchase of Equity Interests of Holdings or any direct or indirect parent thereof so long as any proceeds of such purchase are contemporaneously contributed to the Borrower;

(i) Investments the payment for which consists of Equity Interests of the Borrower, or any of its direct or indirect parents (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Investments under Section 6.04(a)(iii);

(j) guarantees of obligations not prohibited from being incurred under this Agreement;

(k) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of Section 6.05(b) (other than any transaction set forth in clauses (ii) and (vi) of Section 6.05(b));

(1) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding, not to exceed $15,000,000;

(n) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (after giving effect to any return on such Investments), not to exceed $35,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o) Investments made with the proceeds of (x) a substantially contemporaneous issuance or sale of Equity Interests of Holdings, or a substantially contemporaneous contribution of cash to Holdings, in each case, to the extent the net cash proceeds thereof, or such cash shall be, as applicable, contributed to Borrower and used by Borrower or any of its Subsidiaries for such Investment and (y) Indebtedness permitted under Section 6.01(xxiv);

(p) Investments by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

(q) Investments made with the proceeds of any Asset Sale or with the proceeds of an event of the type described in the definition of Net Insurance/Condemnation Proceeds; provided that the Borrower complies with the requirements related to reinvestments contained in the definition of Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable; and

(r) Investments consisting of (i) deposits, prepayments and other credits to suppliers made in the ordinary course of business, (ii) endorsement of negotiable instruments held for collection in the ordinary course of business and (iii) lease, utility and other similar deposits made in the ordinary course of business.

“Permitted Liens” means each Lien permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Funded L/C Collateral Account” has the meaning assigned to such term in Section 2.19(j).

“Pre-Funded L/C Commitment” means, with respect to each Lender, the amount that such Pre-Funded L/C Lender is required hereby to maintain as its Credit-Linked Deposit, as set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Pre-Funded L/C Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Pre-Funded L/C Commitment Fee” has the meaning assigned to such term in Section 2.10(b).

“Pre-Funded L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time, and (b) the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit that have not yet been reimbursed at such time. The Pre-Funded L/C Exposure of any Pre-Funded L/C Lender at any time shall equal its Pre-Funded Pro Rata Percentage of the aggregate Pre-Funded L/C Exposure at such time.

“Pre-Funded L/C Loans” means the loans deemed made by the Lenders to the Borrower pursuant to Section 2.19(e) in respect of their participations in L/C Disbursements under a Letter of Credit.

“Pre-Funded L/C Lender” means a Lender with a Pre-Funded L/C Commitment or outstanding Pre-Funded L/C Loans.

“Pre-Funded Pro Rata Percentage” of any Pre-Funded L/C Lender at any time means the percentage of the aggregate Pre-Funded L/C Commitments represented by such Pre-Funded L/C Lender’s Pre-Funded L/C Commitment. In the event the Pre-Funded L/C Commitment shall have expired or been terminated, the Pre-Funded Pro Rata Percentages shall be determined on the basis of the Pre-Funded L/C Commitments most recently in effect.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Projections” means the projections of the Borrower and the Subsidiaries included in the Information Memorandum.

“Public Market” means at any time after (a) a Qualified Public Offering has been consummated and (b) at least 15% of the total issued and outstanding common equity of the Borrower, Holdings or Holdings’ immediate parent has been distributed by means of an effective registration statement under the Securities Act or sale pursuant to Rule 144 under the Securities Act.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of the Borrower, Holdings or Holdings’ immediate parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form) that results in a Public Market.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.0 l(b)(xiii).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(b)(i).

“Register” has the meaning assigned to such term in Section 9.04.

“Registration Rights Agreement” means the Registration Rights Agreement relating to the Senior Subordinated Notes, dated as of the Closing Date, among the Borrower, the subsidiaries of the Borrower party thereto, Credit Suisse Securities (USA) LLC, UBS Securities LLC and CIBC World Markets Corp.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Subsidiary in exchange for assets transferred by the Borrower or a Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Related Funds” has the meaning assigned thereto in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repayment Date” has the meaning assigned to such term in Section 2.07(a).

“Required Lenders” means, at any time, Lenders having Loans outstanding and Credit-Linked Deposits, that taken together, represent more than 50% of the sum of all Loans outstanding and Credit-Linked Deposits at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned to such term in Section 6.04(a).

“Retired Capital Stock” has the meaning assigned to such term in Section 6.04(b)(i).

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person in contemplation of such leasing.

“Scheduled Loan Repayment” has the meaning assigned to such term in Section 2.07(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations under each Hedging Agreement that (a) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Obligations” means all Obligations, together with all Secured Hedging Obligations.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the Lenders.

“Senior Secured Asset-Based Revolving Credit Agreement” means the ABL Credit Agreement dated as of the date hereof, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, Credit Suisse, as administrative agent, The CIT Group/Business Credit Inc., as collateral agent, and the lenders from time to time party thereto, as the same may be amended, restated, modified, refinanced, replaced, extended, renewed or supplemented from time to time.

“Senior Secured Asset-Based Revolving Credit Facility” means the credit facility provided under the Senior Secured Asset-Based Revolving Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.01).

“Senior Subordinated Notes” means the Borrower’s 9.75% Senior Subordinated Notes due 2014, in an original aggregate principal amount of $225,000,000.

“Senior Subordinated Notes Indenture” means the Indenture dated as of the date hereof, among the Borrower, as issuer, certain of its subsidiaries and Holdings, as guarantors, and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes are issued.

“Senior Subordinated Note Documents” means the Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any guarantee or other right in respect thereof.

“Significant Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business conducted by the Borrower and its Subsidiaries on the Closing Date or any business that is reasonably related, complementary or ancillary thereto.

“Sponsor” means Onex Partners II LP and its Affiliates but does not include, however, any of its portfolio companies.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Loan Guarantor, any Indebtedness of such Loan Guarantor that is by its terms subordinated in right of payment to the Loan Guaranty of such Loan Guarantor.

“subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a Loan Party and that executes this Agreement as a Loan Guarantor on the Closing Date and each other Subsidiary of the Borrower that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(i).

“Successor Person” has the meaning assigned to such term in Section 6.03(c)(i).

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lenders” means the Persons listed on the Commitment Schedule as Term Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01.

“Term Loans” means the term loans made to the Borrower pursuant to Section 2.01(a).

“Term Loan First Lien Collateral” has the meaning set forth in the Intercreditor Agreement.

“Title Insurance Company” means any title insurance company providing any Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to the Collateral Agent with respect to the Mortgaged Properties (if any).

“Total Assets” means the total amount of all assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Borrower.

“Tranche A Borrowing Base” has the meaning set forth as of the Closing Date in the Senior Secured Asset-Based Revolving Credit Agreement.

“Tranche A-l Borrowing Base” has the meaning set forth as of the Closing Date in the Senior Secured Asset-Based Revolving Credit Agreement.

“Tranche A-l Commitments” has the meaning set forth as of the Closing Date in the Senior Secured Asset-Based Revolving Credit Agreement.

“Transaction Costs” means fees and expenses not in excess of $20,000,000 payable or otherwise borne by Holdings, the Borrower and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the consummation of the Acquisition pursuant to the Stock Purchase Agreement and the subsequent Merger, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the Senior Subordinated Note Documents and the issuance of the Senior Subordinated Notes, (d) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the Senior Secured Asset Based Revolving Credit Facility and all other instruments, agreements and other documents evidencing or governing the Senior Secured Asset Based Revolving Credit Facility or providing for any guarantee or other right in respect thereof and the making of borrowings thereunder, (e) the execution, delivery and performance by all parties thereto of the Intercreditor Agreement, (f) the Existing Debt Refinancing, (g) the making of the Equity Contribution and (i) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations, but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBO Rate Loan” or a “LIBO Rate Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature that are used in calculating the Fixed Charge Coverage Ratio shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date unless otherwise agreed to by the Borrower and the Required Lenders.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date, in a principal amount equal to its Term Loan Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(b) Each Pre-Funded L/C Lender agrees to fund its Credit-Linked Deposit on the Closing Date in an amount equal to its Pre-Funded L/C Commitment.

(c) Each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount equal to its Incremental Term Loan Commitment.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender; (iii) the making of such LIBO Rate Loan by such domestic or foreign branch or Affiliate of such Lender shall not result in any additional tax liability to Borrower, and (iv) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply).

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of

$1,000,000 and not less than $2,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings and the total amount of Loans at such time outstanding. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date (or the Incremental Term Facility Maturity Date with respect to Incremental Term Loans, if any).

SECTION 2.03. Request for Borrowing on the Closing Date, (a) To request the making of the Loans hereunder on the Closing Date, the Borrower shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower or by telephone not later than 12:00 noon, New York City time, two (2) Business Days before the proposed Closing Date (or such later time as shall be acceptable to the Administrative Agent). A telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of the Borrowing, which shall be a Business Day;

(iii) whether the Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(iv) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account or any other designated account to which funds are to be disbursed.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of the Borrowing on the Closing Date, (a) Each Lender shall make the Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 (noon), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of the Loans made on the Closing Date.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such

Lender’s share of the Borrowing on the Closing Date, the Administrative Agent may assume that such Lender has made such share available on the Closing Date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing on the Closing Date. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.05. Type: Interest Elections. (a) The Loans initially shall be of the Type specified in the Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period (not to exceed two (2) months’ duration) as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(c)) to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of an election to convert to or continue as a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed conversion or continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.

SECTION 2.06. Termination of Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan and Pre-Funded L/C Loan, if any, on the Maturity Date and the then unpaid principal amount of each Other Term Loan on the Incremental Term Facility Maturity Date. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date” and such payments being called “Scheduled Loan Repayments”) a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.08, 2.09(d) and 2.20(e) equal to the amount set forth below for such date), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
June 30, 2007	$412,500
September 30, 2007	$412,500
December 31, 2007	$412,500
March 31, 2008	$412,500
June 30, 2008	$412,500
September 30, 2008	$412,500
December 31, 2008	$412,500
March 31, 2009	$412,500

June 30, 2009	$412,500
September 30, 2009	$412,500
December 31, 2009	$412,500
March 31, 2010	$412,500
June 30, 2010	$412,500
September 30, 2010	$412,500
December 31, 2010	$412,500
March 31, 2011	$412,500
June 30, 2011	$412,500
September 30, 2011	$412,500
December 31, 2011	$412,500
March 31, 2012	$412,500
June 30, 2012	$412,500
September 30, 2012	$412,500
December 31, 2012	$412,500
March 31, 2013	$412,500
June 30, 2013	$412,500
September 30, 2013	$412,500
December 31, 2013	$412,500
Maturity Date	All amounts outstanding.

(b) In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the applicable Incremental Assumption Agreement.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative

Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.08. Optional Prepayment of Loans; Termination or Reduction of Pre-Funded L/C Commitments. (a) Upon prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.14).

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment made pursuant to this Section 2.08 shall be allocated pro rata among the Loans and shall be applied to the then remaining Scheduled Loan Repayments as directed by the Borrower, provided that any optional prepayment of Loans shall be applied first to ABR Loans to the full extent thereof before application to any LIBO Rate Loans in a manner that minimizes the amount of payments to be made by the Borrower pursuant to Section 2.14 and provided further, that any optional prepayments of Pre-Funded L/C Loans made other than in connection with a corresponding reduction of the Pre-Funded L/C Commitments shall be made to the Administrative Agent, which shall promptly remit the same to the Credit-Linked Deposit Account. Prepayments shall be accompanied by accrued interest as required by Section 2.11.

(c) Upon delivering the notice required by Section 2.08(d), the Borrower may at any time terminate, or from time to time reduce, the Pre-Funded L/C Commitments; provided that (i) each reduction of the Pre-Funded L/C Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the aggregate amount of the Pre- Funded L/C Commitments shall not be reduced to an amount that is less than the sum of the outstanding Pre-Funded L/C Loans and the Pre-Funded L/C Exposure at the time.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Pre-Funded L/C Commitments at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Pre-Funded L/C Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Pre-Funded L/C

Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Pre-Funded L/C Commitments pursuant to this Section 2.08 shall be permanent. Upon any reduction of the Pre-Funded L/C Commitments, the Pre-Funded L/C Commitment of each Pre-Funded L/C Lender shall be reduced by such Pre-Funded L/C Lender’s Pre-Funded Pro Rata Percentage of such reduction amount. In addition, in connection with any reduction or termination of the Pre-Funded L/C Commitments pursuant to this Section 2.08, the Administrative Agent shall return to the Pre-Funded L/C Lenders, from the Credit-Linked Deposit Account, in accordance with their respective Pre-Funded Pro Rata Percentages, an amount equal to the amount of such reduction or termination.

SECTION 2.09. Mandatory Prepayment of Term Loans. (a) No later than ten (10) Business Days after the date on which the financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 5.01 (a), commencing with the fiscal year ending on December 31, 2007, the Borrower shall prepay outstanding Term Loans in an aggregate principal amount equal to (A) 50% of Excess Cash Flow for the fiscal year then ended, minus (B) the amount of any prepayments of Term Loans or Pre-Funded L/C Loans made pursuant to Section 2.08 (so long as a corresponding reduction in Pre-Funded L/C Commitments is made), the amount of any voluntary prepayments of loans under the Senior Secured Asset-Based Revolving Credit Agreement solely to the extent there is an equivalent permanent reduction in revolving commitments thereunder and the amount of any voluntary reductions in Pre-Funded L/C Commitments solely to the extent that there is an equal amount of Credit-Linked Deposits repaid to the Lenders, in each case during such fiscal year, except to the extent that such prepayments were financed with the proceeds of other Indebtedness of the Borrower or its Subsidiaries; provided that (i) such percentage of Excess Cash Flow shall be reduced to 25% of such Excess Cash Flow if the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 3.00 to 1.00, but greater than 2.00 to 1.00, and (ii) such prepayment shall not be required if the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 2.00 to 1.00.

(b) (i) Not later than the third Business Day following the receipt of Net Proceeds in respect of any Asset Sale, the Borrower shall apply an amount equal to 100% of the Net Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.09(d).

(ii) Not later than the third Business Day following the receipt of Net Insurance/Condemnation Proceeds, the Borrower shall apply an amount equal to 100% of such Net Insurance/Condemnation Proceeds to prepay outstanding Term Loans in accordance with Section 2.09(d).

(c) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Term Loans in accordance with Section 2.09(d).

(d) All amounts required to be paid pursuant to this Section 2.09 shall be applied to prepay outstanding Term Loans of the Lenders that accept the same (and pro rata among such Lenders), which prepayments any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.09, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). All accepted prepayments shall be applied to the repayment of the then remaining applicable Scheduled Loan Repayments in forward order of maturity then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to ABR Term Loans to the full extent thereof before application to LIBO Rate Term Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.14. Thereafter, the remaining Declined Proceeds may be retained by the Borrower.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.09, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least five (5) days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.14, but shall otherwise be without premium or penalty.

SECTION 2.10. Fees. The Borrower agrees to pay:

(a) to the Administrative Agent, for its own account, the agency fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Administrative Agent;

(b) to the Administrative Agent, on each Interest Payment Date and on the date on which any Credit-Linked Deposit is terminated and the funds therein returned to the Pre-Funded L/C Lenders, a fee (a “Pre-Funded L/C Commitment Fee”) calculated on the amounts on deposit in the Credit-Linked Deposit Account during the Interest Period ending on such Interest Payment Date at a rate per annum equal to the Applicable Margin used for LIBO Rate Borrowings during such period plus 0.10% per annum (and promptly upon receipt of such Pre-Funded L/C Commitment Fee, the Administrative Agent shall pay to each Pre-Funded L/C Lender its Pre- Funded Pro Rata Percentage of such fee in accordance with Section 2.19(k)), and

(c) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Fronting fees accrued to but excluding the last Business Day of each March, June, September and December shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Pre-Funded L/C Commitments terminate and any such fees accruing after the date on which the Pre-Funded L/C Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In the event that any financial statement or certificate delivered pursuant to Section 5.01 is inaccurate (regardless of whether this Agreement or the Pre-Funded L/C Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate or higher fees for any period (an “Applicable Period”) than the Applicable Rate or fees applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Agent a corrected financial statement and a corrected certificate for such Applicable Period, (ii) the Applicable Rate or fee shall be determined based on the corrected financial statement or certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.16(b). This Section 2.11(f) shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.13(c) and Section 7.01.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees promptly to do), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.15).

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15) (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender or Administrative Agent upon becoming aware of the same.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

SECTION 2.16. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 may at the Borrower’s election be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Agents after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Article VII, shall upon election by the Agents or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agents or any Issuing Bank from the Borrower (other than in connection with Hedging Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Hedging Obligations), third, to pay interest due and payable in respect of the Loans, ratably, fourth, to prepay principal on the Loans and any unreimbursed L/C Disbursements and any amounts owing with respect to Hedging Obligations, ratably, fifth, to pay an amount to the Administrative Agent equal to 101.5% of the Pre-Funded L/C Exposure on such date, to be held in the Pre-Funded L/C Collateral Account as cash collateral for such Obligations, sixth, to the payment of any other Secured Obligation due to the Agents or any Lender (or any Affiliate thereof) by the Borrower, seventh, as provided for under the Intercreditor Agreement, and eighth, to the Borrower or as the Borrower shall direct.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the

Lenders or the applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.03(a), 2.16(c), 2.19(d) or (e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations: Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.18, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (if such assignee is not an existing Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or a determination made pursuant to Section 2.18 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Each Lender agrees that if it is replaced pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.17 to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

SECTION 2.18. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.19. Letters of Credit. (a) General. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Closing Date. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Pre-Funded L/C Lenders set forth in this Section 2.19, (A) from time to time on any Business Day during the period from the Closing Date to but not including the 30th day prior to the Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars only and issued on sight basis only for the account of the Borrower (or any Subsidiary of the Borrower so long as the Borrower is a joint and several co-applicant, and references to “the Borrower” in this Section 2.19 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.19(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Pre-Funded L/C Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.19(d). Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed, provided however, that Pre-Funded L/C Loans may not be reborrowed as such.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, at least two (2) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit G attached hereto (each a “Letter of Credit Request”). To request an amendment, extension or renewal of a Letter of Credit, the Borrower shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Administrative Agent) at least two (2) Business Days in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day)

and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended if (and on issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension:

(i) the sum of the Pre-Funded L/C Exposure and the Pre-Funded L/C Loans shall not exceed the aggregate Pre-Funded L/C Commitments,

(ii) the aggregate Pre-Funded L/C Exposure shall not exceed the aggregate Credit-Linked Deposits, and

(iii) all conditions precedent in Section 4.02 have been satisfied (or waived by the Pre-Funded L/C Lenders with Pre-Funded L/C Credit Exposure representing greater than 50% of the total Pre-Funded L/C Credit Exposure).

Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Pre-Funded L/C Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Pre-Funded L/C Lender, the Administrative Agent will provide such Pre-Funded L/C Lender with copies of such Letter of Credit or amendment. With respect to commercial Letters of Credit, each Issuing Bank shall on the first Business Day of each week submit to the Administrative Agent, by facsimile, a report detailing the daily aggregate total of commercial Letters of Credit for the previous calendar week.

(c) Expiration Date. Each standby Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)). Each commercial Letter of Credit shall expire on the earlier of (i) 180 days after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Pre-Funded L/C Lenders, the applicable Issuing Bank hereby grants to each Pre-Funded L/C Lender, and each Pre-Funded L/C Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pre-Funded Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Pre-Funded L/C Lender hereby absolutely and unconditionally authorizes the Administrative Agent to pay the Issuing Bank such Pre-Funded

L/C Lender’s Pre-Funded Pro Rata Percentage of each L/C Disbursement in respect of Pre-Funded Letters of Credit made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, from the Credit-Linked Deposits on deposit with the Administrative Agent in the Credit-Linked Deposit Account forthwith on the date due as provided by Section 2.19(k). Each Pre-Funded L/C Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. (i) If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent (or, in the case of documentary Letters of Credit, the applicable Issuing Bank) an amount equal to such L/C Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement. If the Borrower fails to reimburse any L/C Disbursement in respect of any Letter of Credit when due, then the applicable Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Pre-Funded L/C Lender of such L/C Disbursement and its Pre- Funded Pro Rata Percentage thereof.

(ii) Each Pre-Funded L/C Lender hereby authorizes the Administrative Agent to reimburse the applicable Issuing Bank solely from such Lender’s Pre-Funded Pro Rata Percentage of the Credit-Linked Deposits on deposit with the Administrative Agent in the Credit-Linked Deposit Account in an aggregate amount equal to such L/C Disbursement (it being understood that such amount shall be deemed to constitute a Pre-Funded L/C Loan of such Lender and such payment shall be deemed to have reduced the Pre-Funded L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank such amounts. Any amounts received by the Administrative Agent thereafter pursuant to Section 2.19(e)(i) will be promptly remitted by the Administrative Agent to the Credit-Linked Deposit Account (it being understood that, thereafter, such amounts will be available to reimburse the applicable Issuing Bank in accordance with the preceding sentence of this paragraph).

(iii) On each date on which the Administrative Agent charges the Credit-Linked Deposit Account to reimburse a L/C Disbursement as provided in Section 2.05(e)(ii), the Borrower shall have the right either to reimburse such amount or to allow such amount to remain outstanding as a Pre-Funded L/C Loan denominated with an initial Interest Period coincident with the then-applicable Interest Period for Credit-Linked Deposits and the Adjusted LIBO Rate therefor shall be the same as the then-applicable Adjusted LIBO Rate for the Credit-Linked Deposits. Thereafter, each Borrowing in respect of such Pre-Funded L/C Loan shall be comprised either of LIBO Rate Loans or ABR Loans, as the Borrower may elect in accordance with Section 2.05.

(f) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Pre-Funded L/C Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Pre-Funded L/C Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement or elects to deem such L/C Disbursement a Pre-Funded L/C Loan pursuant to Section 2.19(e)(iii), at the rate per annum equal to the rate of interest in effect for such day as announced from time to time by the applicable Issuing Bank as its “prime rate” at its principal office in the United States. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The

Administrative Agent shall notify the Pre-Funded L/C Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Pre-Funded L/C Lenders with Pre-Funded L/C Exposure representing greater than 50% of the total Pre-Funded L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Borrower shall deposit, in an interest-bearing account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Pre-Funded L/C Lenders (the “Pre-Funded L/C Collateral Account”), an amount in cash equal to 101.5% of the Pre-Funded L/C Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Collateral Agent a security interest in the L/C Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Pre-Funded L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Pre-Funded L/C Lenders with Pre-Funded L/C Exposure representing greater than 50% of the total Pre-Funded L/C Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrower but in no event later than three (3) Business Days after such Event of Default has been cured or waived.

(k) Credit-Linked Deposit Account. (i) The Credit-Linked Deposits shall be held by the Administrative Agent in (or credited to) the Credit-Linked Deposit Account, and no person other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each Pre-Funded L/C Lender in respect of its participation in Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit.

(ii) Each of the Administrative Agent, the Issuing Bank and each Pre-Funded L/C Lender hereby acknowledges and agrees that (x) each Pre-Funded L/C Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by paragraphs (d) and (e) of this Section 2.19 and (y) the Administrative Agent may invest the Credit-Linked Deposits in such investments as may be determined from time to time by the Administrative Agent. The Administrative Agent hereby agrees to pay to each Pre-Funded L/C Lender, on each Interest Payment Date for the Credit-Linked Deposits, interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such Pre-Funded L/C Lender’s Pre-Funded Pro Rata Percentage of the aggregate amount of the Credit-Linked Deposits during such Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period less 0.10% per annum. With respect to any Interest Period during which a Pre-Funded L/C Loan is deemed made, the Administrative Agent shall determine the amount of interest payable by the Borrower on such Pre-Funded L/C Loan for the portion of such Interest Period during which such Pre-Funded L/C Loan is outstanding pursuant to paragraph (h) of this Section and the amount of interest payable by the Administrative Agent on the Credit-Linked Deposits during such Interest Period, and such determination shall be conclusive absent manifest error.

(iii) The Borrower shall not have any right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits and no obligations with respect thereto other than as expressly provided in this Agreement. Without limiting the foregoing, the obligation to return the Credit-Linked Deposits to the Pre-Funded L/C Lenders is solely an obligation of the Administrative Agent, and the Borrower shall have no liability or obligation in respect of the principal amount of the Credit-Linked Deposits.

SECTION 2.20. Incremental Term Loan Commitments. (a) The Borrower may, by written notice to the Administrative Agent (signed by a Responsible Officer of the Borrower) from time to time, request Incremental Term Loan Commitments, in an aggregate amount not to exceed $80,000,000 from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in an aggregate amount of not less than $10,000,000 and in integral multiples of $1,000,000 in excess thereof), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (the “Increased Amount Date”), (iii) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with pricing and/or amortization terms different from the Term Loans (“Other Term Loans”).

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided that (i) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the Term Loans and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Maturity Date, (iii) the terms applicable to each series of Other Term Loans shall not require any prepayment thereof in excess of the pro rata share of such series relative to all Term Loans (including the Term Loans made on the Closing Date and all other Other Term Loans) and (iv) the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans. If the Applicable Margin (which, for purposes of this sentence only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Term Loans, as applicable) relating to any Incremental Term Loan Commitment exceeds the Applicable Margin relating to the Term Loans or the Credit-Linked Deposits, as the case may be, immediately prior to the effectiveness of the applicable Incremental Assumption Agreement by more than 0.25%, the Applicable Margin relating to the Term Loans shall be adjusted to be equal to the Applicable Margin relating to such Incremental Term Loan Commitment minus 0.25%.

(c) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 9.02(f). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(d) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.01 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Term Loans, (iii) after giving effect to such Incremental Term Loan Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, the Consolidated Leverage Ratio would be no greater than the Consolidated Leverage Ratio as of the Closing Date and (iv) both before and after giving effect to such Incremental Term Loan Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, no Default or Event of Default shall have occurred and be continuing.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans) in the form of additional Term Loans, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of LIBO Rate Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing. If any Incremental Term Loan is to be allocated to an existing Interest Period for a LIBO Rate Loan, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.07(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents and the ABL Security Documents and except for filings in connection with consummating the Acquisition and filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the ABL Security Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of and for (i) the fiscal years ended December 31, 2004 and December 31, 2005, each reported on by Ernst & Young LLP, independent public accountants, (ii) each fiscal quarter subsequent to December 31, 2005 ended on or prior to September 30, 2006, certified by its chief financial officer, and (iii) each of October and November 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clauses (ii) and (iii) above.

(b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma consolidated statements of operations and cash flows and stockholders’ equity as of September 30, 2006, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Information Memorandum (which assumptions are believed by the Borrower on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2005.

SECTION 3.05. Properties. (a) As of the date of this Agreement, the Perfection Certificate sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessors with respect to all such leased property. The Perfection Certificate also identifies the principal place of business and chief executive office of each Loan Party. The books and records of each Loan Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations. There is no location at which any Loan Party has any material Collateral (except for Collateral in transit in the ordinary course of business) other than those locations identified on the Perfection Certificate or as otherwise identified in writing by the Borrower to the Administrative Agent following the Closing Date.

(b) Each of the Borrower and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including any Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.02 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of Holdings and its Subsidiaries, taken as a whole, to carry on their business as now conducted).

(c) As of the Closing Date, no Responsible Officer of Holdings, the Borrower or any Subsidiary has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) To the Borrower’s knowledge, as of the Closing Date, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(e) Each of the Borrower and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.

(b) Except for the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements: Licenses and Permits. (a) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred in the five (5) year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.11. Disclosure. (a) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.12. Material Agreements. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except, in any case, where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and is in accordance with normal industry practice for similar companies engaged in the same business as the Borrower and its Subsidiaries located in similar countries.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents, the ABL Security Documents and non-consensual Permitted Liens).

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the UCC in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders; and upon the proper filing of UCC financing statements required pursuant to paragraph (1) of Article IV and any Mortgages with respect to any Mortgaged Properties, such Liens constitute perfected and continuing Liens on the Collateral (to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement, the Liens granted under the ABL Security Documents.

SECTION 3.17. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.18. Federal Reserve Regulations. (a) On the Closing Date, none of the Collateral is Margin Stock.

(b) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.19. Transaction Documents. Holdings and the Borrower have delivered to the Administrative Agent a complete and correct copy of the Stock Purchase Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither Holdings, the Borrower nor any other Loan Party or, to the knowledge of Holdings, the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provision thereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all representations and warranties set forth in the Stock Purchase Agreement made by a Loan Party were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

SECTION 3.20. Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Note Documents.

SECTION 3.21. Sanctioned Persons. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender at least three (3) Business Days prior to the Closing Date pursuant to Section 2.07.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Kaye Scholer LLP, counsel for Holdings and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local or other counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.01 (b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Agents and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(c) Financial Statements and Projections. The Administrative Agent shall have received the financial statements and opinion referred to in Section 3.04(a) and (b).

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate as of a recent date for each Loan Party from its jurisdiction of organization.

(e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer or vice president of finance of the Borrower, dated the Closing Date (i) stating that no Default has occurred and is continuing (other than any Default arising pursuant to clause (c) of Article VII with respect to any of the representations enumerated in clause (ii) below) and (ii) stating that the representations and warranties contained in Article III (except the representations contained in Sections 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17, 3.19 and 3.21) are true and correct in all material respects as of such date.

(f) Fees. The Agents shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(g) Lien and Judgment Searches. The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(h) Pay-Off Letter. The Administrative Agent shall have received a pay-off letter reasonably satisfactory to it in respect of the repayment of all amounts outstanding under or in respect of the Existing Credit Agreement, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral arising under the Existing Credit Agreement, if any, have been or will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit or a letter of credit issued under the Senior Secured Asset-Based Revolving Credit Facility.

(i) Solvency. The Administrative Agent shall have received a customary certificate from the chief financial officer or vice president of finance of the Borrower certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent (within the meaning of Section 3.13).

(j) Equity Contribution. The Equity Contribution shall have been made in full.

(k) Pledged Stock; Stock Powers: Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Perfection Certificate; Filings, Registrations and Recordings. The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. The Collateral Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (subject to Liens permitted by Section 6.02 and, subject to the terms of the Intercreditor Agreement, the Liens granted under the ABL Security Documents).

(m) Closing Date Material Adverse Effect. Since June 30, 2006, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes a Closing Date Material Adverse Effect. For purposes of this clause (m), “Closing Date Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Borrower and its Subsidiaries, taken as a whole, provided, however, that a “Closing Date Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) effects or conditions that generally affect the industries in which the Borrower and its Subsidiaries operate (including legal and regulatory changes), (ii) general economic conditions, (iii) effects or conditions resulting from changes affecting capital market conditions in the United States, (iv) effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (v) effects or conditions arising from changes in laws or accounting principles, (vi) effects or conditions resulting from compliance with the terms and conditions of the Stock Purchase Agreement by the sellers party thereto, the Borrower or the Borrower’s Subsidiaries (other than compliance with Article 2 thereof or compliance with the Borrower’s and its Subsidiaries’ obligations under Section 7.1 thereof to conduct their business and operations in the ordinary course) or consented to in writing by Holdings (prior to the Closing Date) or (vii) any breach of the Stock Purchase Agreement by Holdings, except, in the case of clauses (i) through (v), to the extent such matters have an effect on the Borrower and its Subsidiaries that is disproportionate to the effect on other similarly situated participants in their industry.

(n) Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (a) the Obligations, (b) Indebtedness under the Senior Secured Asset-Based Revolving Credit Facility, (c) the Senior Subordinated Notes, and (d) Indebtedness permitted under Section 6.01.

(o) Insurance. The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Section 5.10 and Section 4.10 of the Security Agreement.

(p) Stock Purchase Agreement. The Acquisition shall be consummated substantially simultaneously with the Borrowing on the Closing Date, in accordance with the Stock Purchase Agreement and none of the provisions of which shall have been waived, amended, supplemented or otherwise modified prior to the Closing Date in a manner adverse to the Lenders in any material respect without the prior written consent of the Administrative Agent. Such of the representations and warranties made by the Borrower in the Stock Purchase Agreement as are material to the interests of the Lenders shall be true and correct, but only to the extent that Holdings would have the right to terminate its obligations under the Stock Purchase Agreement as a result of a breach of such representation and warranty (determined without regard to whether notice is required to be delivered by Holdings).

(q) Other Financing. The Borrower shall have (i) received gross cash proceeds of not less than $225,000,000 from the issuance of the Senior Subordinated Notes and (ii) obtained the Senior Secured Asset-Based Revolving Credit Facility. The terms and conditions of the Senior Subordinated Notes and the Senior Secured Asset-Based Revolving Credit Facility shall be reasonably satisfactory to the Administrative Agent.

(r) Intercreditor Agreement. The Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(s) USA PATRIOT Act. The Administrative Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.19(b).

(b) The representations and warranties (except in the case of the initial issuance of Letters of Credit on the Closing Date, the representations contained in Sections 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17, 3.19 and 3.21) of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default (other than on the Closing Date at the time of any initial issuance of a Letter of Credit, any Event of Default or Default arising pursuant to Section 7.01(c) with respect to any of the representations enumerated in Section 4.01(e)) shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated (or have been collateralized in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank) and all L/C Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within one-hundred-five (105) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of the end of and for such year, setting forth in each case, commencing with the financial statements for the fiscal year ending December 31, 2008, in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, commencing with the financial statements for the fiscal quarter ending March 31, 2008, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred during the period to which such financial statements relate or, if an Event of Default or Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth, in the case of the financial statements delivered under clause (a), the Borrower’s calculation of Excess Cash Flow for such fiscal year;

(d) within ninety (90) days after the beginning of each fiscal year, a detailed consolidated budget of the Borrower and its Subsidiaries by quarter for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income by quarter), including a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), and, as soon as available, significant revisions, if any, of such Budget, which Budget or revisions thereto shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby;

(e) as soon as practicable upon the reasonable request of the Administrative Agent (but no more frequently than once per calendar year), deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (e) or Section 5.11;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Holdings, Holdings’ immediate parent or any of its Subsidiaries with the SEC, or with any national securities exchange, or, after an initial public offering of shares of Capital Stock of Holdings, Holdings’ immediate parent or the Borrower, distributed by the applicable entity to its shareholders generally;

(g) promptly, a copy of any final “management letter” received from the Borrower’s independent public accountants to the extent such public accountants have consented to the delivery of such management letter to the Administrative Agent upon the request of the Borrower;

(h) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i) promptly following any request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k)(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(j) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10- Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) the date on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and

(e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04. Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all federal income Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account permitting financial statements in accordance with GAAP to be derived therefrom in which entries full, true and correct in all material respects are made of dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agents (including employees of an Agent or any consultants, accountants, lawyers and appraisers retained by the Agents), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that (i) in no event shall there be more than one such visit for the Agents as a group per calendar year except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants.

SECTION 5.07. Maintenance of Ratings. Holdings and the Borrower shall use their commercially reasonable efforts to (i) maintain a corporate rating of the Borrower from S&P and a corporate family rating of the Borrower from Moody’s and (ii) cause the credit facility provided for herein to be continuously rated by S&P and Moody’s.

SECTION 5.08. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

SECTION 5.10. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (or through self-insurance arrangements that are reasonable and customary for similarly situated companies engaged in the same or similar businesses operating in the same or similar countries) (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Collateral Agent to be listed as a loss payee (together with any other loss payee in accordance with the Intercreditor Agreement) on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies). The Borrower will furnish to the Agents, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.11. Additional Collateral; Further Assurances. (a) Subject to applicable law, the Borrower and each Subsidiary that is a Loan Party shall cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (e) of this Section 5.11 and any other limitations set forth in the Security Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.

(b) The Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than any Domestic Subsidiary taxed as a partnership for Federal income tax purposes that holds Capital Stock of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below, and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to Permitted Liens) perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agents shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agents such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article IV, as applicable, which the Agents may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required therein), all at the expense of the Loan Parties.

(d) Subject to the limitations set forth or referred to in this Section 5.11, if any owned assets having a fair market value in excess of $2,000,000 (including any owned real properly or improvements thereto or any interest therein) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) Notwithstanding anything to the contrary in this Section 5.11, real property required to be mortgaged under this Section 5.11 shall be limited to real property located in the U.S. that is owned in fee by a Loan Party having a fair market value at the time of the acquisition thereof of $2,000,0000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable judgment after consultation with the Borrower).

SECTION 5.12. Interest Rate Protection. No later than the 180th day after the Closing Date (or such later date as may be agreed to in writing by the Administrative Agent on or prior to such 180th day), the Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements reasonably acceptable to the Administrative Agent that result in at least 50% of the Borrower’s total Funded Debt being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and all Letters of Credit have expired or terminated (or have been collateralized in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank) and all L/C Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock, (a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Borrower will not issue any shares of Disqualified Stock, nor will it permit any Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Borrower or any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower’s and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period;

(b) The limitations set forth in paragraph (a) of this Section 6.01 shall not apply to any of the following items (collectively, “Permitted Debt”):

(i) Indebtedness incurred pursuant to the Senior Secured Asset-Based Revolving Credit Facility by the Borrower or any Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) and then outstanding does not exceed the greater of (A) $190,000,000 and (B) the Tranche A-l Borrowing Base (or, if the Tranche A-l Commitments have been terminated, the Tranche A Borrowing Base at such time);

(ii) the incurrence by the Borrower or any Subsidiary Guarantor of Indebtedness represented by the Senior Subordinated Notes issued on the Closing Date (including any guarantees thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes pursuant to the Registration Rights Agreement (excluding any additional notes issued under the Senior Subordinated Notes Indenture after the Closing Date);

(iii) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(iv) Indebtedness (including Capital Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any Subsidiary Guarantor, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Subsidiary as of the Closing Date or acquired by the Borrower or any Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Subsidiary as of the Closing Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (iv) does not exceed $25,000,000 at any one time outstanding;

(v) Indebtedness incurred by the Borrower or any Subsidiary Guarantor constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Borrower or a Subsidiary Guarantor providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value (as determined in good faith by the Borrower) of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Subsidiaries in connection with such disposition;

(vii) (A) Indebtedness of the Borrower to any Subsidiary; provided that in the case of any such Indebtedness owing to a Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall only be permitted to the extent permitted under Section 6.04(a) and if it is subordinated in right of payment to the Obligations provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary to which such Indebtedness is owed ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Subsidiary Guarantor) shall be deemed, in each case, to be an incurrence of such Indebtedness and (B) Indebtedness owing by a Subsidiary that is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor to the extent constituting a Permitted Investment;

(viii) Indebtedness of a Subsidiary to the Borrower or another Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Foreign Subsidiary, such Indebtedness shall only be permitted to the extent permitted under Section 6.04(a) and if it is subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Loan Guaranty; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Subsidiary to which such Indebtedness is owed ceasing to be a Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(ix) shares of Preferred Stock of a Subsidiary Guarantor issued to the Borrower or another Subsidiary Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) of the Borrower or any Subsidiary Guarantor for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted under this Agreement to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(xi) obligations in respect of performance, bid, appeal and surety bonds, bankers acceptances and completion guarantees and similar obligations provided by the Borrower or any Subsidiary Guarantor in the ordinary course of business;

(xii) (A) any guarantee by the Borrower or a Subsidiary of Indebtedness of any Subsidiary Guarantor, so long as the incurrence of such Indebtedness by such Subsidiary is permitted under the terms of this Agreement or (B) any guarantee by a Subsidiary of Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement; provided that such guarantee is incurred in accordance with Section 6.08;

(xiii) the incurrence by the Borrower or any Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew, defease or discharge any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under paragraph (a) of this Section 6.01 and clauses (i), (ii), (iii), this clause (xiii) and clause (xiv) of this paragraph (b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew, defease or discharge such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued interest, premiums and fees in connection therewith (including each successive refinancing, extension, refunding, renewal or replacement, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed, defeased or discharged, (B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews, defeases or discharges (1) Indebtedness subordinated to the Obligations or the Loan Guaranty of any Subsidiary Guarantor, such Refinancing Indebtedness is subordinated to the Obligations or such Loan Guaranty at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed, defeased or discharged or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and (C) shall not include Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Foreign Subsidiary;

(xiv) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or any Subsidiary Guarantor incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Borrower or any Subsidiary Guarantor or merged into the Borrower or a Subsidiary in accordance with the terms of this Agreement; provided that either (A) after giving effect to such acquisition or merger, either (l) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of this Section 6.01; or (2) the Fixed Charge Coverage Ratio of the Borrower and the Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or (B) such Indebtedness, Disqualified Stock or Preferred Stock (1) in the case of clause (x)

above only, is not Secured Indebtedness and is Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than the subordination terms set forth in the indenture governing the Senior Subordinated Notes as in effect on the Closing Date or otherwise reasonably satisfactory to the Administrative Agent, (2) is not incurred while a Default exists and no Default shall result therefrom, (3) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) prior to the Maturity Date and does not require any payment of principal prior to the Maturity Date, (4) in the case of clause (y) above only, is not incurred in contemplation of such acquisition or merger and (5) is in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xiv)(B) and then outstanding, does not at any one time outstanding exceed $75,000,000;

(xv) Indebtedness of the Borrower or any Subsidiary Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly repaid;

(xvi) Indebtedness of the Borrower or any Subsidiary supported by a Letter of Credit or a letter of credit issued pursuant to the Senior Secured Asset-Based Revolving Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit; provided that with respect to Letters of Credit that support Indebtedness incurred by Foreign Subsidiaries, such Indebtedness shall only be permitted to the extent constituting a Permitted Investment;

(xvii) Indebtedness incurred by a Foreign Subsidiary; provided, that no portion of such Indebtedness shall be guaranteed by, be recourse to, or otherwise obligate a Loan Party, or subject, directly or indirectly, contingently or otherwise any property or asset of a Loan Party to a Lien;

(xviii) Indebtedness consisting of Indebtedness issued by the Borrower or any Subsidiary Guarantor to current or former officers, managers, directors and employees thereof, their respective assigns, estates, heirs, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent permitted under Section 6.04(b)(iii);

(xix) Indebtedness, Disqualified Stock and Preferred Stock of the Borrower or any Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) and then outstanding, does not at any one time outstanding exceed $15,000,000 (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred pursuant to paragraph (a) of this Section 6.01 from and after the first date on which the Borrower or such Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 6.01 without reliance on this clause (xix));

(xx) Attributable Debt incurred by the Borrower or any Subsidiary Guarantor pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Subsidiary as of the Closing Date or acquired by the Borrower or any Subsidiary Guarantor after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Subsidiary Guarantor as of the Closing Date, provided that the aggregate amount of Attributable Debt incurred under this clause (xx) does not exceed $15,000,000 in the aggregate;

(xxi) Indebtedness incurred hereunder and under the other Loan Documents;

(xxii) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary in the ordinary course of business, pursuant to reimbursement or indemnification obligations to such Person;

(xxiii) Indebtedness incurred by the Borrower or any of its Subsidiaries to finance the payment of insurance premiums in the ordinary course of business; and

(xxiv) Indebtedness incurred by Holdings and owed to the Permitted Holders in an aggregate outstanding principal amount not to exceed $75,000,000 at any time; provided that (A) interest on such Indebtedness is not payable in cash prior to the Maturity Date, (B) such Indebtedness does not mature and does not require any scheduled or mandatory prepayments prior to the date that is 180 days following the Maturity Date, (C) such Indebtedness is not secured and (D) such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent.

(c) For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxiv) of paragraph (b) of this Section 6.01 or is entitled to be incurred pursuant to paragraph (a) of this Section 6.01, the Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the Senior Secured Asset-Based Revolving Credit Facility and the term loan facility provided for herein on the Closing Date shall be deemed to have been incurred on such date in reliance on the exception in clauses (i) and (xxi) of the definition of “Permitted Debt”.

(d) The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

(f) The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

SECTION 6.02. Limitation on Liens. Holdings and the Borrower will not, and the Borrower will not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness on any asset or property of Holdings, the Borrower or any Subsidiary now owned or hereafter acquired, except:

(a) Liens to secure Indebtedness incurred under Section 6.01(b)(xxi);

(b) Liens to secure Indebtedness incurred under Section 6.01(b)(i); provided, that, in the case of Term Loan First Lien Collateral, the Liens of the collateral agent under the Senior Secured Asset-Based Revolving Credit Agreement shall expressly rank junior to the first-priority security interest intended to be created in favor of the Collateral Agent for the benefit of the Term Loan Secured Parties (as defined in the Intercreditor Agreement);

(c) pledges or deposits in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations or deposits of cash or U.S. government bonds to secure surety or appeal bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(d) Liens imposed by law, such as carriers’, landlords’, suppliers’, warehousemen’s and mechanics’ Liens, rights of distraint and other similar Liens, in each case, for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards with respect to which the applicable Loan Party shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Loan Party in accordance with GAAP;

(e) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Loan Party in accordance with GAAP;

(f) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or pledges or deposits securing payment of insurance premiums, leases to which the Borrower or any of its Subsidiaries is a party or other similar obligations or letters of credit issued in the ordinary course of its business;

(g) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or to the ownership of their properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries, taken as a whole;

(h) Liens existing on the Closing Date and set forth on Schedule 1.01(c);

(i) Liens on property or shares of stock of a Subsidiary at the time such Subsidiary becomes a Subsidiary Guarantor; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary Guarantor; provided, further, that such Liens may not extend to any other property owned by the Borrower or any Subsidiary;

(j) Liens on property at the time the Borrower or a Subsidiary Guarantor acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary Guarantor; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any Subsidiary;

(k) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower or another Subsidiary permitted to be incurred in accordance with Section 6.01;

(1) Liens on specific items of inventory or other goods and proceeds of any Loan Party securing such Loan Party’s obligations in respect of bankers’ acceptances issued or created for the account of such Loan Party to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases and subleases granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(n) Liens arising from financing statement filings under the UCC or similar state laws regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Borrower or any Subsidiary Guarantor;

(p) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (b), (h), (i), (j), (k), (o), (q) and (y) of this Section 6.02; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (b), (h), (i), (j), (q) and (y) of this definition at the time the original Lien became a Permitted Lien pursuant this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums and accrued interest, related to such refinancing, refunding, extension, renewal or replacement, and (z) any Lien securing refinancing, refunding, extensions, renewals or replacements of Indebtedness referred to in clause (b) shall expressly rank junior to the first-priority security interest intended to be created in favor of the Collateral Agent for the benefit of the Term Loan Secured Parties (as defined in the Intercreditor Agreement);

(q) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (b)(xiv)(A), (b)(xvii) and (b)(xx); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv) do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xiv)(A) are solely on acquired property or the assets of the acquired entity, as the case may be, and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xvii) shall not extend to, or encumber, assets that constitute Collateral or to the assets and property of any Loan Party;

(r) deposits in the ordinary course of business to secure liability to insurance carriers;

(s) Liens securing judgments for the payment of money not constituting an Event of Default under paragraph (h) of Article VII;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u) Liens (i) of a collection bank arising under Section 4-208 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(y) Liens securing Hedging Obligations, so long as the related Indebtedness is, and is permitted to be pursuant to Section 6.02, secured by a Lien on the same property securing such Hedging Obligations;

(z) licenses of intellectual property granted in the ordinary course of business;

(aa) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10,000,000 at any one time outstanding;

(bb) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent of an acquisition or otherwise permitted hereunder;

(cc) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(dd) Liens securing Indebtedness permitted to be incurred under Section 6.01(xxiii); and

(ee) Liens on assets directly related to a Sale and Lease-Back Transaction to secure related Attributable Debt.

SECTION 6.03. Merger, Consolidation or Sale of All or Substantially All Assets. (a) The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);

(ii) the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (B) the Fixed Charge Coverage Ratio for the Successor Borrower and the Subsidiaries on a consolidated basis would be greater than such ratio for the Borrower and the Subsidiaries immediately prior to such transaction;

(v) each Loan Guarantor, unless it is the other party to the transactions described above (in which case clause (i)(B) of paragraph (c) of this Section 6.03 or clause (ii) of paragraph (e) of this Section 6.03, as applicable, shall apply) shall have by supplement to the Loan Documents confirmed that its guarantee of the Obligations shall apply to such Person’s obligations under the Loan Documents and the Loans; and

(vi) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents.

(b) The Successor Borrower shall succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents and, except in the case of a lease transaction, the predecessor Borrower will be released from its obligations hereunder and thereunder. Notwithstanding clauses (iii) and (iv) of paragraph (a) of this Section 6.03, (i) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Borrower, and (ii) the Borrower may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating the Borrower in another state of the United States of America so long as the amount of Indebtedness of the Borrower and the Subsidiaries is not increased thereby.

(c) Subject to Section 10.12, no Subsidiary Guarantor shall, and the Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) (A) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”). (B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Loan Guaranty and the other Loan Documents, pursuant to a Joinder Agreement and supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent, (C) immediately after such transaction, no Default or Event of Default exists and (D) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Joinder Agreement and supplements, if any, comply with this Agreement and the other Loan Documents; or

(ii) the transaction is made in compliance with Section 6.06.

(d) The Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under such Subsidiary Guarantor’s Loan Guaranty and the other Loan Documents and, except in the case of a lease transaction, such Subsidiary Guarantor will be released from its obligations thereunder. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower.

(e) Holdings will not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Holdings Guarantor”), (ii) the Successor Holdings Guarantor, if other than Holdings, expressly assumes all the obligations of Holdings under Holdings’ Loan Guaranty and the other Loan Documents, pursuant to a Joinder Agreement or other supplements or other documents or instruments in form reasonably satisfactory to the Administrative Agent, (iii) immediately after such transaction, no Event of Default or payment Default exists and (iv) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the Joinder Agreement and such supplements or other documents or instruments, if any, comply with this Agreement.

(f) The Successor Holdings Guarantor will succeed to, and be substituted for, Holdings under Holdings’ Loan Guaranty and the other Loan Documents and, except in the case of a lease transaction, the predecessor Holdings will be released from its obligations thereunder. Notwithstanding the foregoing, Holdings may merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor or the Borrower, and Holdings may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating Holdings in another state of the United States of America so long as the amount of Indebtedness of Holdings, the Borrower and the Subsidiaries is not increased thereby.

(g) For purposes of this Section 6.03, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Borrower or Holdings, as applicable, which properties and assets, if held by the Borrower or Holdings, as applicable, instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower and its subsidiaries on a consolidated basis or Holdings and its subsidiaries on a consolidated basis, as applicable, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower or Holdings, as applicable.

SECTION 6.04. Limitation on Restricted Payments, (a) The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly (w) declare or pay any dividend or make any distribution on account of the Borrower’s or any Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire for value in each case, prior to any scheduled installment or repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than Indebtedness permitted under clauses (vii) and (viii) of Section 6.01(b) or (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, with respect to Restricted Investments only, at the time of such Restricted Investment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 6.01 (a); and

(iii) such Restricted Investment, together with the aggregate amount of all other Restricted Investments made by the Borrower and the Subsidiaries after the Closing Date pursuant to this paragraph (a) is less than the sum, without duplication, of:

(A) 50% of the CNI of the Borrower for the period (taken as one accounting period) from January 1, 2007 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment, or, in the case such CNI for such period is a deficit, minus 100% of such deficit, plus

(B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower after the Closing Date (x) from the issue or sale of Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors, managers or consultants of the Borrower, any direct or indirect parent of the Borrower or any of the Borrower’s subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iii) of paragraph (b) of this Section 6.04, (y) from the issue or sale of Designated Preferred Stock and Equity Interests of the Borrower’s direct or indirect parents, but only to the extent such proceeds are actually contributed to the Borrower and excluding contributions of the proceeds from the sale of Designated Preferred Stock or Equity Interests of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iii) of paragraph (b) of this Section 6.04 and (z) from the conversion or exchange of debt securities of the Borrower that have been converted into or exchanged for Equity Interests of the Borrower; provided that this clause (B) shall not include the proceeds from (I) Refunding Capital Stock, (II) Equity Interests of the Borrower or debt securities of the Borrower that have been converted into or exchanged for Equity Interests of the Borrower sold to a Subsidiary or the Borrower, as the case may be, (III) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (IV) Excluded Contributions, plus

(C) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property contributed to the capital of the Borrower after the Closing Date (other than by a Subsidiary and other than by any Excluded Contributions), but excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iii) of paragraph (b) of this Section 6.04, plus

(D) to the extent not already included in CNI, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received after the Closing Date by means of the sale or other disposition (other than to the Borrower or a Subsidiary) of Restricted Investments made by the Borrower or any Subsidiary and repurchases and redemptions of such Restricted Investments from the Borrower or any Subsidiary and repayments of loans or advances that constitute Restricted Investments by the Borrower or any Subsidiary or dividends or other distributions in respect of such Restricted Investments.

(b) The provisions of paragraph (a) of this Section 6.04 shall not prohibit:

(i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Borrower or any Equity Interests of any direct or indirect parent of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent actually contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(ii) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person that is incurred in compliance with Section 6.01 so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any accrued interest and any reasonable premium paid to defease, redeem, repurchase, acquire or retire such Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) such Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired;

(iii) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parents held by any future, present or former employee, officer, director, manager or consultant (or their respective permitted transferees, assigns, estates, heirs, spouses or former spouses) of the Borrower, any of its subsidiaries or any of its direct or indirect parents; provided that the aggregate Restricted Payments made under this clause (iii) do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $7,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed, without duplication, (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parents, in each case to members of management, officers, directors, managers, employees or consultants of the Borrower, any of its subsidiaries or any of its direct or indirect parents that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Investments by virtue of clause (iii) of paragraph (a) of this Section 6.04, plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Subsidiaries after the Closing Date; provided, further, that cancellation of Indebtedness (or the repurchase of Equity Interests with the proceeds of the repayment of any such Indebtedness) owing to the Borrower from members of management, directors, managers or consultants of the Borrower, any of its direct or indirect parents or any Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parents shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;

(iv) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Subsidiary issued in accordance with Section 6.01 to the extent such dividends are included in the definition of “Fixed Charges”;

(v) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, and repurchases deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for taxes payable by such employee upon such grant or award;

(vi) Restricted Payments that are made with substantially contemporaneous Excluded Contributions;

(vii) the declaration and payment of dividends by the Borrower to, or the making of loans to, its direct parent in amounts required for the Borrower’s direct or indirect parents to pay (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (B) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Subsidiaries, provided, however, that in the case of this clause (B), the amount of such dividends shall not exceed the amount that the Borrower and its subsidiaries would be required to pay in respect of Federal, state and local taxes and any other taxes were the Borrower and the Subsidiaries stand-alone companies, (C) salary, bonus and other benefits payable to officers, directors and employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Subsidiaries, and (E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent of the Borrower;

(viii) any Restricted Payments used to fund a payment or other transaction permitted under Section 6.05(b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(vii) and (b)(x); and

(ix) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (ix), does not exceed $15,000,000;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (ix) of this paragraph (b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

SECTION 6.05. Limitations on Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $3,000,000, unless (i) such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person and (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a Board Resolution adopted by the majority of the members of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The limitations set forth in paragraph (a) of this Section 6.05 shall not apply to:

(i) transactions between or among the Borrower or any of the Subsidiaries;

(ii) Restricted Payments that are permitted by the provisions of Section 6.04 and the definition of “Permitted Investments”;

(iii) the payment of management, consulting, monitoring, closing, transactional and advisory fees and related expenses to the Sponsors and any termination or other fee payable to the Sponsors upon a change of control or initial public equity offering of the Borrower or any direct or indirect parent thereof pursuant to the Management Services Agreement as in effect on the Closing Date;

(iv) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants or advisors of the Borrower, any of its direct or indirect parents or any Subsidiary;

(v) payments to any of the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith;

(vi) transactions in respect of which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or meets the requirements of clause (i) of paragraph (a) of this Section 6.05;

(vii) payments or loans (or cancellations of loans) to officers, directors, employees or consultants of the Borrower, any of its direct or indirect parents or any Subsidiary and employment agreements, stock option plans and other compensatory arrangements with such officers, directors, employees or consultants that are, in each case, approved by the Borrower in good faith;

(viii) any agreement, instrument or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower);

(ix) the existence of, or the performance by the Borrower or any of the Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the terms of the original agreement in effect on the Closing Date as reasonably determined in good faith by the Borrower;

(x) the Transactions and the payment of all fees and expenses related to the Transactions;

(xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any director, manager, officer, employee, consultant or advisor of the Borrower or any direct or indirect parent thereof; and

(xiii) investments by the Sponsors in securities of the Borrower or any of its Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

SECTION 6.06. Limitations on Asset Sales. (a) The Borrower shall not, and shall not permit any Subsidiary to, consummate an Asset Sale of any all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, unless:

(i) the Borrower or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of;

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that the amount of (A) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Borrower or such Subsidiary has been validly released by all creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (C) any Designated Noncash Consideration received by the Borrower or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed $10,000,000, shall be deemed to be cash for purposes of this provision and for no other purpose); and

(iii) the Net Proceeds of such Asset Sale are applied in accordance with Section 2.09.

SECTION 6.07. Dividends and Other Payment Restrictions Affecting Subsidiaries. (a) The Borrower shall not, and shall not permit any Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Borrower or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any Subsidiary;

(ii) make loans or advances to, or guarantee Indebtedness of, the Borrower or any Subsidiary; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary.

(b) The limitations set forth in paragraph (a) of this Section 6.07 shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions (A) in effect on the Closing Date, or (B) pursuant to the Loan Documents, the Senior Secured Asset-Based Revolving Credit Facility and the related documentation (including security documents and intercreditor agreements) and Hedging Obligations;

(ii) the Senior Subordinated Note Documents and the Senior Subordinated Notes and the subsidiary guarantees of the Senior Subordinated Notes issued thereunder, or any other Indebtedness of the Borrower permitted to be incurred after the Closing Date pursuant to Section 6.01 provided that the encumbrances or restrictions under such Indebtedness are not more restrictive, taken as a whole, than those in this Agreement;

(iii) purchase money obligations for property and Capital Lease Obligations that impose restrictions of the nature discussed in clause (iii) of paragraph (a) of this Section 6.07 on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Subsidiaries permitted to be incurred after the Closing Date pursuant to Section 6.01;

(x) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements and other similar agreements;

(xi) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(xii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending such sale or other disposition, and customary restrictions and conditions contained in agreements relating to the sale of other assets pending such sale, provided in each case that such restrictions and conditions apply only to the Subsidiary or other assets, as the case may be, that is to be sold or otherwise disposed of and such sale or other disposition is permitted hereunder;

(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Subsidiary or the assets or property of any other Subsidiary; and

(xiv) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of paragraph (a) of this Section 6.07 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) of this paragraph (b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Closing Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Closing Date.

SECTION 6.08. Limitations on Guarantees of Indebtedness by Subsidiaries. The Borrower will not permit any of its Wholly Owned Subsidiaries that are not Subsidiary Guarantors to guarantee the payment of any Indebtedness of the Borrower or any other Subsidiary Guarantor unless:

(a) such Subsidiary within thirty (30) days executes and delivers a Joinder Agreement providing for a Loan Guaranty by such Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Subsidiary Guarantor, that is by its express terms subordinated in right of payment to the Obligations or the Loan Guaranty of such Subsidiary, any such guarantee by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Loan Guaranty substantially to the same extent as such Indebtedness is subordinated to the Obligations;

(b) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Subsidiary as a result of any payment by such Subsidiary under its Loan Guaranty; and

(c) such Subsidiary shall deliver to the Administrative Agent an opinion of counsel to the effect that (i) such Loan Guaranty has been duly executed and authorized and (ii) such Loan Guaranty constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 6.08 shall not be applicable to any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

SECTION 6.09. Limitations on Sale and Lease-Back Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:

(a) the Borrower or such Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 6.01 and (ii) create a Lien on such property securing such Attributable Debt without securing the Obligations pursuant to Section 6.02;

(b) the consideration received by the Borrower or any Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value (as determined in good faith by the Borrower) of such property; and

(c) the Borrower applies the Net Proceeds of such transaction in compliance with Section 2.09.

SECTION 6.10. Amendments to Subordination Provisions. Without the consent of the Required Lenders, the Borrower will not amend, modify or alter the Senior Subordinated Notes Indenture in any way to:

(a) increase the rate of or change the time for payment of interest on any Senior Subordinated Notes to an earlier date;

(b) advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Senior Subordinated Notes;

(c) alter the redemption provisions or the price or terms at which the Borrower is required to offer to purchase any Senior Subordinated Notes; or

(d) amend the provisions of the Senior Subordinated Notes Indenture that relate to subordination.

SECTION 6.1l. Business of Holdings, the Borrower and Subsidiaries. (a) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any material line of business other than a Similar Business.

(b) Holdings will not conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations in the Loan Documents, the Senior Secured Asset-Based Revolving Credit Facility, the Senior Subordinated Note Documents (and any refinancing or replacement thereof) or the Stock Purchase Agreement and the other agreements contemplated thereby, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article VI and (v) guarantees of obligations of the Borrower and its Subsidiaries not prohibited from being incurred under this Agreement.

SECTION 6.12. Capital Expenditures, (a) The Borrower will not, nor will it permit any Subsidiary to, incur or make Capital Expenditures in an aggregate amount for the Borrower and the Subsidiaries during any period set forth below in an amount exceeding the amount set forth below for such period:

Period (Fiscal Year)	Amount
2007	$57,500,000
2008	$57,500,000
2009	$57,500,000
2010	$62,500,000
2011	$62,500,000
2012	$62,500,000
2013	$62,500,000
2014	$62,500,000

(b) The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2007 shall be increased by (i) an amount equal to 100% of the amount of unused permitted Capital Expenditures for the immediately preceding two fiscal years (without giving effect to any carryover amount) and (ii) for the 2007 fiscal year and any subsequent fiscal year, the amount of Capital Expenditures that would otherwise be permitted in any such fiscal year pursuant to this Section 6.12 (including as a result of the application of subclause (i) of this clause (b)) may be increased by an amount not to exceed 50% of the amount of Capital Expenditures set forth in clause (a) above for the next succeeding fiscal year (the “CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures permitted to be made in the immediately succeeding fiscal year.

SECTION 6.13. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement to which it is a party or by which its property is bound that prohibits, restricts or imposes any condition upon the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Lenders under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, the Senior Secured Asset-Based Revolving Credit Facility, the Senior Subordinated Note Documents and related documentation, (ii) the foregoing shall not apply to restrictions and conditions (A) existing on the date hereof identified on Schedule 6.13 and (B) to the extent any such restrictions or conditions permitted by clause (A) is set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of any such restriction or condition in any material respect, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or other assets that are to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any agreement or other instrument of a Person acquired in an investment or acquisition permitted hereunder in existence at the time of such investment or acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired, (v) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) the foregoing shall not apply to (A) customary provisions in joint venture agreements, stockholders agreements and other similar agreements, (B) customary provisions restricting subletting, assignment or other transfers contained in leases, licenses, and similar agreements entered into in the ordinary course of business or (C) restrictions by reason of any Permitted Lien or any document or instrument governing a Permitted Lien, provided that such restriction contained therein only relates to the asset or assets subject to such Permitted Lien.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

(d) failure by any Loan Party for thirty (30) days after receipt of written notice given by the Administrative Agent or the Required Lenders to comply with any of its other agreements in this Agreement or any Loan Document (other than those specified in clauses (a) and (b) of this Article);

(e) (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness resulting from Derivative Transactions, termination events or equivalent events pursuant to the terms of the related Hedge Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(h) failure by Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $15,000,000, (to the extent not covered by insurance or valid third party indemnification as to which the insurer or indemnifying party has been notified of such judgment and does not deny coverage or responsibility for indemnification) which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days;

(i) the Loan Guaranty of all or substantially all Loan Guarantors shall for any reason cease to be in full force and effect or be declared null and void or any Responsible Officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the Responsible Officers of any group of Subsidiaries that together would constitute a Significant Subsidiary) or Holdings, as the case may be, denies that it has any further liability under its Loan Guaranty or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Loan Guaranty in accordance with this Agreement;

(j) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Collateral Documents, any Collateral Document shall for any reason cease to be in full force and effect or the assertion by Holdings, the Borrower or any Subsidiary, in any pleading in any court of competent jurisdiction, that any security interest thereunder is invalid or unenforceable and, in the case of any such Subsidiary, the failure by the Borrower to cause such Subsidiary to rescind such assertions within thirty (30) days after the Borrower has actual knowledge of such assertions;

(k) the failure by Holdings, the Borrower or any Subsidiary to comply for sixty (60) days after receipt of written notice given by the Administrative Agent or the Required Lenders with its other agreements contained in the Collateral Documents, except for a failure that would not materially affect the value of the Collateral, or the remedies with respect thereto, in each case taken as a whole; or

(1) there shall have occurred a Change in Control,

then, and in every such event (other than an event with respect to any Loan Party described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Administrative Agent or any Lender. Upon the occurrence and the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.

In the event of any Event of Default specified in clause (e) of the preceding paragraph of this Article, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Administrative Agent or the Lenders if, within twenty (20) days after such Event of Default arose, (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured.

ARTICLE VIII

The Agents

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agents and authorizes the Agents to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agent, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor Agent; provided that, during the existence and continuation of an Event of Default, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the other Agent and the Lenders, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The Arrangers, the joint bookrunners, the syndication agent and the documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at:

Tube City IMS Corporation

12 Monongahela Avenue,

Glassport, Pennsylvania 15045.

Attention: Thomas E. Lippard

Facsimile No.: (412) 675-8297

with copy to:

Onex Corporation

712 Fifth Avenue

New York, N.Y. 10019

Attention: Timothy A.R. Duncanson

Facsimile No.: (212) 582-0909

(ii) if to the Administrative Agent or the Issuing Bank, to Credit Suisse at:

Eleven Madison Avenue

New York, NY 10010

Attention: Agency Group

Facsimile No: (212) 325-8304

(iii) if to the Collateral Agent, to Credit Suisse at:

Eleven Madison Avenue

New York, NY 10010

Attention: Agency Group

Facsimile No: (212) 325-8304

(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments, (a) No failure or delay by any Agent, Issuing Bank or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fee payable hereunder, or extend the stated expiration date of any Letter of Credit beyond the Maturity Date, except as provided in Section 2.19(c), without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.1l(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (C) postpone any scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any date for the payment of any interest or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.1l(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Section 2.16(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release all or substantially all of the value of the Loan Guaranties (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (G) except as provided in clauses (c)

and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or Issuing Bank hereunder without the prior written consent of such Agent or Issuing Bank. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the Issuing Banks or as otherwise provided herein, cash collateralization or back-stopping of all outstanding Letters of Credit and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Agents, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) provided that such release would not result in a release of all or substantially all of the Collateral, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to the Collateral Documents or (vi) as required pursuant to the terms of the Intercreditor Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) Notwithstanding anything to the contrary contained in this Section 9.02, pledge agreements and related documents (if any) executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such pledge agreement or other document to be consistent with this Agreement and the other Loan Documents.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement (it being understood and agreed that, if any consent, amendment, waiver or other modification affects one Class of Lenders without affecting the other Class of Lenders, the Borrower may replace such Non-Consenting Lender only with respect to the Class of Loans or Commitments so affected); provided that, concurrently with such replacement, (i) another bank or other entity which is a Lender or is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other

Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), (ii) the Borrower or replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.13 and 2.15, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if it is replaced pursuant to this Section 9.02(e), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 9.02(e) to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

(f) Notwithstanding the foregoing provisions of this Section 9.02, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments on substantially the same basis as the Term Loans.

SECTION 9.03. Expenses: Indemnity: Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Agents, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one outside legal counsel to the Agents, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Agents, Issuing Banks or the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Agents and for one law firm retained by the Lenders (unless the interests of any Lender or group of Lenders are sufficiently divergent, in which case one additional counsel for each such Lender or group of Lenders may be retained), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans or Letters of Credit, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Administrative Agent with respect thereto, all reasonable out-of-pocket expenses incurred by the Administrative Agent in the administration of the Loan Documents. Expenses reimbursable by the Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable out-of-pocket costs and expenses incurred in connection with:

(i) lien and title searches and title insurance; and

(ii) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens.

Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b) The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or, to the extent such judgment finds such Indemnitee in breach of the Loan Documents and the proceeding was initiated by Holdings, the Borrower or any of the Borrower’s Subsidiaries directly against such Indemnitee for breach of the Loan Documents.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent or an Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be paid promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not (except as permitted under Section 6.03) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee and provided further that no consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified in writing by the Administrative Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) if applicable, any Internal Revenue Service forms required under Section 2.15.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, or principal amount of and interest on the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 2.16(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in

(i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.13, 2.14 or 2.15) and no SPC shall be entitled to any greater amount under Section 2.13, 2.14 or 2.15 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof; provided, however, that (i) in the case of the Borrower, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) HIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each Agent, each Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process; provided, that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower of any such request, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) becomes available to an Agent, an Issuing Bank or any Lender on a nonconfidential basis other than as a result of a breach of this Section from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.

SECTION 9.13. Several Obligations; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that the Administrative Agent or its Affiliate may be a lender under the Senior Secured Asset-Based Revolving Credit Facility.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the

Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS TERM LOAN AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SENIOR SECURED ASSET-BASED REVOLVING CREDIT AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made).

SECTION 10.06. Reinstatement: Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agents, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.09. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Agents, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12. Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder if as a result thereof such Subsidiary Guarantor is no longer required to be a Subsidiary Guarantor. In connection with any such release, the Agents shall execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

METAL SERVICES MERGER SUB CORP.

		By:	/s/ Robert M. Le Blanc
		Name:	Robert M. Le Blanc
		Title:	Vice President and Treasurer

METAL SERVICES HOLDCO LLC,

		By:	/s/ Robert M. Le Blanc
		Name:	Robert M. Le Blanc
		Title:	Vice President and Treasurer

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES THAT, UPON THE EFFECTIVENESS OF THE MERGER, IT WILL SUCCEED BY OPERATION OF LAW TO ALL OF THE RIGHTS AND OBLIGATIONS OF METAL SERVICES MERGER SUB CORP. SET FORTH HEREIN AND THAT ALL REFERENCES HEREIN TO THE “BORROWER” SHALL THEREUPON BE DEEMED TO BE REFERENCES TO THE UNDERSIGNED.

TUBE CITY IMS CORPORATION

	By:	/s/ Thomas E. Lippard
	Name:	Thomas E. Lippard
	Title:	Executive Vice President, Secretary and General Counsel

INTERNATIONAL MILL SERVICE, INC.

By:	/s/ Leon Z. Heller
Name:	Leon Z. Heller
Title:	Senior Vice President, Secretary and General Counsel

TUBE CITY, LLC

By:	/s/ Thomas E. Lippard
Name:	Thomas E. Lippard
Title:	Executive Vice President, Secretary and General Counsel

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
individually and as Administrative Agent and Issuing Bank

By:	/s/ Bill O’Daly
Name:	Bill O’Daly
Title:	Director

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Associate

LASALLE BANK, as Issuing Bank

By:	/s/ Thomas J. Brennan
Name:	Thomas J. Brennan
Title:	First Vice President

UBS SECURITIES LLC, as Syndication Agent

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Products Services, US

COMMITMENT SCHEDULE

TERM LOAN COMMITMENTS

Lender	Commitment
Credit Suisse	$165,000,000
Total	$165,000,000

PRE-FUNDED L/C COMMITMENTS

Lender	Commitment
Credit Suisse	$20,000,000
Total	$20,000,000